                     CORPORATE MARKETS VARIABLE LIFE INSURANCE
                                  SALES AGREEMENT


     AGREEMENT by and between SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.) ("the Company"), a Delaware corporation; Clarendon Insurance Agency, Inc. ("Clarendon"), a Massachusetts corporation, a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"); _____________________________________________________
_____________________________________________ ("Selling Broker-Dealer"), also a broker-dealer registered under the 1934 Act and a member of the NASD; and _____________________________________________________________ ("Producer") an
insurance agency affiliate of Selling Broker-Dealer.

                                W I T N E S S E T H:

     WHEREAS, the Company issues certain life insurance contracts listed in Schedule A (the "Contracts"), which are registered under the Securities Act of 1933 (the "1933 Act"):

     WHEREAS, the Company has authorized Clarendon to act as the general distributor and principal underwriter of the Contracts; and in that capacity to enter into agreements, subject to the consent of the Company, with Broker-Dealers and such Producers to act as Special COLI Producers for the distribution of the Contracts:

     WHEREAS, Clarendon has agreed to assist in obtaining licenses, registrations and appointments to enable the registered representatives and sub-brokers of Producer to sell the Contracts:

     WHEREAS, Selling Broker-Dealer and Producer have been selected by Clarendon to distribute the Contracts and Selling Broker-Dealer and Producer, in an insurance brokerage capacity, wish to participate in the distribution of the Contracts to their clients.

     NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                                         I.
                                    APPOINTMENT

     Subject to the terms and conditions of this Agreement, the Company and Clarendon hereby appoint Selling Broker-Dealer and Producer to solicit applications for the Contracts.

     Selling Broker-Dealer and Producer jointly and severally accept such appointment and each agrees to use its best efforts to find purchasers for the Contracts acceptable to the Company.

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                                          2

                                        II.
                          AUTHORITY AND DUTIES OF PRODUCER

A.   Licensing and Appointment of Sub-brokers

     Producer is authorized to appoint sub-broker ("Sub-brokers") to solicit sales of the Contracts. Producer agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Schedule B hereto in conjunction with its submission of licensing and appointment papers for all Sub-brokers.

     Producer warrants that it and all of its Sub-brokers appointed pursuant to this Agreement shall not solicit nor aid, directly or indirectly, in the solicitation of any application for any Contract until fully licensed by the proper authorities under the applicable insurance laws within the applicable jurisdictions where Producer proposes to offer the Contracts, where the Company is authorized to conduct business and where the Contracts may be lawfully sold.

     Producer shall periodically provide the Company with a list of all Sub-brokers appointed by Producer and the jurisdictions where such Sub-brokers are licensed to solicit sales of the Contracts. The company shall periodically provide Producer with a list which shows; (i) the jurisdictions where the Company is authorized to do business; and (ii) any limitations on the availability of the Contracts in any of such jurisdictions.

     Producer shall prepare and transmit the appropriate appointment forms to the Company. Producer shall pay all fees to state insurance regulatory authorities in connection with obtaining necessary licenses and authorizations for Sub-brokers to solicit and sell the Contracts. The Company will pay appointment fees for Selling Broker-Dealer and resident appointment fees for Sub-brokers. Non-resident appointment fees for Sub-brokers will be paid by the Producer. The Company may refuse for any reason to apply for the appointment of a Sub-broker and may cancel any existing appointment at any time.

B.   Rejection of Sub-broker

     The Company or Clarendon may refuse for any reason, by written notice to Producer to permit any Sub-broker the right to solicit applications for the sale of any of the Contracts. Upon receipt of such notice, Producer immediately shall cause such Sub-broker to cease such solicitations of sales and cancel the appointment of any Sub-broker under this agreement.

C.   Supervision of Sub-broker

     Producer, jointly with Selling Broker-Dealer, shall supervise all Sub-brokers appointed pursuant to this Agreement to solicit sales of the Contracts and bear responsibility for all acts and omissions of each Sub-broker. Producer shall comply with and exercise all responsibilities required by applicable federal and state law and regulations. Producer shall train and supervise its Sub-brokers to ensure that purchase of a Contract is recommended only to applicants where there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant.

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                                          3

While not limited to the following, a determination of suitability shall be based on information furnished to a Selling Broker-Dealer after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Contract in force for a sufficient period of time so that the Company's acquisition costs are amortized over a reasonable period of time.

     Nothing contained in this Agreement or otherwise shall be deemed to make any Sub-broker appointed by Producer an employee or agent of the Company or Clarendon. Neither the Company nor Clarendon shall have any responsibility for the training and supervision of any Sub-broker or any employee of Producer. If the act or omission of a Sub-broker or any employee of Producer is the proximate cause of claim, damage or liability (including reasonable attorneys' fees) to the Company or Clarendon, Producer and Selling Broker-Dealer shall be responsible and liable, jointly and severally, therefor.


                                        III.
                   AUTHORITY AND DUTIES OF SELLING BROKER-DEALER

     Selling Broker-Dealer agrees that it has the full legal responsibility for the training and supervision of all persons, including Sub-brokers of Producer, associated with Selling Broker-Dealer who are engaged directly or indirectly in the offer or sale of Contracts. All such persons shall be registered representatives of Selling Broker-Dealer and shall be subject to the control and supervision of Selling Broker-Dealer with respect to their securities regulated activities. Selling Broker-Dealer shall: (i) train and supervise Sub-brokers, in their capacity as registered representatives, in the sale of Contracts; (ii) use its best efforts to cause such Sub-brokers to qualify under applicable federal and state laws to engage in the sale of Contracts; (iii) provide the Company and Clarendon to their satisfaction with evidence of Sub-brokers' qualifications to sell Contracts; (iv) notify the Company if any of such Sub-brokers ceases to be a registered representative of Selling Broker-Dealer; and (v) train and supervise Sub-brokers to ensure compliance with applicable federal and state securities laws, rules, regulations, statements of policy thereunder and with NASD rules. Selling Broker-Dealer, jointly with Producer, shall train and supervise Sub-brokers to ensure that purchase of a Contract is recommended only to applicants where there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a Sub-broker after reasonable inquiry of such applicant concerning the applicant's other security holdings, financial situation and needs. Selling Broker-Dealer shall ensure that any offer of a Contract made by a Sub-broker will be made by means of a currently effective prospectus.

     The Company and Clarendon shall not have any responsibility for the supervision of any registered representative or any employee or affiliate of Selling Broker-Dealer. If the act or omission of a registered representative or any employee or affiliate of Selling Broker-Dealer is the

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                                          4

proximate cause of any claim, damage or liability (including reasonable attorney's fees) to the Company or Clarendon, Selling Broker-Dealer and Producer shall be responsible and liable, jointly and severally, therefor.

     Selling Broker-Dealer at all times shall be duly registered as a broker-dealer under the 1934 Act, a member in good standing of the NASD and duly licensed in all states and jurisdictions where required to perform pursuant to this agreement. Selling Broker-Dealer shall fully comply with the requirements of the 1934 Act and all other applicable federal or state laws and with the rules of the NASD. Selling Broker-Dealer shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the Sub-brokers including ensuring compliance with the prospectus delivery requirements of the 1933 Act.


                                        IV.
                              AUTHORITY AND DUTIES OF
                         PRODUCER AND SELLING BROKER-DEALER

A.   Contracts

     The Contracts issued by the Company to which this Agreement applies are listed in Schedule A. This Schedule A may be amended from time to time by the Company. The Company, in its sole discretion, with prior or concurrent written notice to Selling Broker-Dealer and Producer, may suspend distribution of any Contract. The Company also has the right to amend any Contract at any time.

B.   Securing Applications

     Each application for a Contract shall be made on an application form provided by the Company and all payments collected by Selling Broker-Dealer, Producer or any registered representative and Sub-broker shall be remitted promptly in full, together with such application form and any other required documentation, directly to the Company at the address indicated on such application or to such other address as may be designated by the Company. All such payments and documents shall be the property of the Company. Selling Broker-Dealer and Producer shall review all such applications for completeness and for compliance with the conditions herein, including the suitability and prospectus delivery requirements set forth herein. Check or money order in payment of such Contracts should be made payable to the order of "Sun Life Assurance Company of Canada (U.S.)". All applications are subject to acceptance or rejection by the Company in its sole discretion.

C.   Receipt of Money

     All money payable in connection with any of the Contracts, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any contract owner or anyone else

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                                          5

having an interest in the Contracts, is the property of the Company and shall be transmitted immediately in accordance with the administrative procedures of the Company without any deduction or offset for any reason including, but not limited to, any deduction or offset for compensation claimed by Selling Broker-Dealer or Producer, unless there has been a prior written arrangement for net wire transmissions between the Company and Selling Broker-Dealer or Producer.


D.   Notice of Sub-broker's Noncompliance

     Selling Broker-Dealer shall immediately notify Clarendon and Producer in the event a Sub-broker fails or refuses to submit to the supervision of Selling Broker-Dealer or Producer in accordance with this Agreement or any related agreement between Selling Broker-Dealer, Producer and Sub-broker or otherwise fails to meet the rules and standards imposed by Selling Broker-Dealer or its registered representatives or Producer or its Sub-brokers. Selling Broker-Dealer or Producer shall also immediately notify such Sub-broker that he or she is no longer authorized to sell the Contracts, and both Selling Broker-Dealer and Producer shall take whatever additional action may be necessary to terminate the sales activities of such Sub-broker relating to the Contracts.

E.   Sales Promotion, Advertising and Prospectuses

     No sales promotion materials, circulars, documents or any advertising relating to any of the Contracts shall be used by Selling Broker-Dealer, Producer or any Sub-brokers unless the specific item has been approved in writing by Clarendon and the Company prior to use. Selling Broker-Dealer shall be provided, without any expense to Selling Broker-Dealer, with prospectuses relating to Contracts. Selling Broker-Dealer and Producer shall be provided with such other material as Clarendon determines necessary or desirable for use in connection with sales of the Contracts. Nothing in these provisions shall prohibit Selling Broker-Dealer or Producer from advertising life insurance and annuities on a generic basis.

     Selling Broker-Dealer, Producer and Sub-brokers shall make no material representations relating to the Contracts, other than those contained in the relevant registration statement, as may be amended, or in sales promotion or other materials approved by the Company and Clarendon as provided herein.

F.   Confidentiality

     The Company, Clarendon, Selling Broker-Dealer and Producer shall keep confidential all information obtained pursuant to this Agreement, including, without limitation, names of the purchasers of the Contracts, and shall disclose such information, only if authorized to make such disclosure in writing, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

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                                          6

G.   Records

     Selling Broker-Dealer and Producer shall have the responsibility for maintaining the records of its Sub-brokers and representatives licensed, registered and otherwise qualified to sell the Contracts. Selling Broker-Dealer and Producer shall maintain such other records as are required of them by applicable laws and regulations. The books, accounts and records of Selling Broker-Dealer and Producer relating to the sale of the Contracts shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. Selling Broker-Dealer and Producer each agree to make the books and records relating to the sale of the Contracts available to the Company or Clarendon upon their written request.

H.   Sub-Broker Agreements

     Before a Sub-broker is permitted by Producer and Selling Broker-Dealer to offer the Contracts, Sub-broker shall have entered into a written agreement with Producer and Selling Broker-Dealer pursuant to which (i) Sub-broker is appointed as a Sales representative of Producer and a registered representative of Selling Broker-Dealer; (ii) Sub-broker agrees that his or her selling activities relating to Contracts shall be under the supervision and control of Selling Broker-Dealer and Producer, and (iii) that Sub-brokers right to continue to sell such Contracts is subject to his or her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Broker-Dealer or Producer. At the request of the Company, a copy of each such written agreement shall be mailed to the Company.


                                         V.
                                    COMPENSATION

A.   Commissions and Fees

     Commissions and fees payable to Selling Broker-Dealer or any Sub-broker in connection with the Contracts shall be paid by the Company through Clarendon, as paying agent for the Company to Producer, or otherwise permitted by law or regulation. Selling Broker-Dealer shall pay Sub-broker. Clarendon will provide Selling Broker-Dealer and Producer with a copy of its current Compensation Schedule(s), attached hereto as Schedule C. Unless otherwise provided in Schedule C. compensation will be paid as a percentage of premiums or purchase payments (collectively, "Payments") received and accepted by the Company on applications obtained by the various Sub-brokers appointed by Producer hereunder. Upon termination of this Agreement, all compensation to Selling Broker-Dealer and Sub-broker hereunder shall cease. However, Selling Broker-Dealer or Sub-broker shall be entitled to receive compensation for all new and additional premium payments which are in process at the time of termination in accordance with Schedule C, and shall continue to be liable for any charge-backs pursuant to the provisions of said Schedule C,

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                                          7

or for any other amount advanced by or otherwise due the Company or Clarendon hereunder. The Company reserves the right not to pay compensation on a Contract for which the premium is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity contract issued by the Company or any direct or indirect affiliated company.

     Clarendon, at the direction of the Company, shall deduct any charge backs from compensation otherwise due Selling Broker-Dealer or Sub-broker. If any amount to be deducted exceeds compensation otherwise due, Selling Broker-Dealer and/or Sub-broker shall promptly pay back the amount of the excess following a written demand by Clarendon or the Company. Selling Broker-Dealer, Producer and Sub-broker are jointly and severally liable for such charge backs.

     The Company recognizes the Contract Owners' right on issued Contracts to terminate its agent of record status with Producer and/or change a Selling Broker-Dealer, provided that the Contract Owner notifies Clarendon in writing. When a Contract Owner terminates its agent of record, no further service fees nor compensation on any payments due or received on any increases in face amount in the existing policy after termination, shall be payable to Selling Broker-Dealer or Producer in accordance with Schedule C after the notice of termination is received and accepted by Clarendon. However, when a Contract Owner designates a new Selling Broker-Dealer other than those of record, compensation on any payments due or received on any increases in face amount in the existing Contract after the change, shall be payable to the new Selling Broker-Dealer in accordance with Schedule C in effect at the time of issuance of the Contract.

     A change of Selling Broker-Dealer request by a Contract Owner shall be honored by the Company only if there exists a valid similar Corporate Markets Variable Life Insurance Sales Agreement between the Company, Clarendon and the new Selling Broker-Dealer and (1) the Contract Owner(s) requests in writing that the Sub-broker remains as representative of record, or (2) both the former and future Selling Broker-Dealers direct the Company and Clarendon in a joint writing to transfer all policies and future compensation to the new Selling Broker-Dealer, or (3) the NASD approves and effects a bulk transfer of all representatives to a new Selling Broker-Dealer.

B.   Time of Payment

     Clarendon will pay any commissions due Producer in accordance with Schedule C of this Agreement, as it may be amended from time to time.

C.   Amendment of Schedules

     Clarendon may amend Schedule C upon at least ten (10) days' prior written notice to Selling Broker-Dealer and Producer. The submission of an application for the Contracts by Selling Broker-Dealer or Producer after the effective date of any such amendment shall constitute

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                                          8

agreement to such amendment. Any such amendment shall apply to compensation due on applications received by the Company after the effective date of such notice.



D.   Prohibition Against Rebates

     The Company or Clarendon may terminate this Agreement if Selling Broker-Dealer, Producer or any Sub-broker rebates, offers to rebate or withholds any part of any Payment on the Contracts. If Selling Broker-Dealer, Producer or any Sub-broker shall at any time induce or endeavor to induce any Owner of any Contract issued hereunder to discontinue payments or to relinquish any such Contract, except under circumstances where there is reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due Producer hereunder shall cease and terminate.

E.   Indebtedness and Right of Set Off

     Nothing contained in this Agreement shall be construed as giving Selling Broker-Dealer or Producer the right to incur any indebtedness on behalf of the Company or Clarendon. Selling Broker-Dealer and Producer hereby authorize Clarendon and the Company to set off liabilities of Selling Broker-Dealer and Producer to the Company and Clarendon against any and all amounts otherwise payable to Selling Broker-Dealer or Producer.

                                        VI.
                                 GENERAL PROVISIONS

A.   Waiver

     Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.   Limitations

     The Selling Broker-Dealer and Producer are independent contractors with respect to the Company and Clarendon. No sub-broker is a party to this Agreement nor is any sub-broker entitled to claim the status of a third party beneficiary with respect to this Agreement. No party other than the Company and or Clarendon, as the case may be, shall have the authority to: (i) make, alter or discharge any Contract issued by the Company; (ii) waive any forfeiture or extend the time of making any payments; (iii) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company or Clarendon; (iv) contract for the

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                                          9

expenditure of funds of the Company or Clarendon; (v) alter the forms which the Company prescribes, or substitute other forms in place of those prescribed by Clarendon.




C.   Fidelity Bond and Other Liability Coverage

     Selling Broker-Dealer and Producer each represent that all directors, officers, agents, employees and brokers who are licensed pursuant to this Agreement as brokers for the Company for state insurance law purposes or who have access to funds of the Company, including but not limited to, funds submitted with applications for the Contracts are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement issued by a reputable bonding company. This bond shall be maintained by Selling Broker-Dealer or Producer at their expense and shall be, at a minimum, of the form, type and amount required under NASD Rules endorsed to extend coverage to transactions relating to the Contracts. The Company may require evidence satisfactory to it, that such coverage is in force and Selling Broker-Dealer or Producer, as the case may be, shall give prompt written notice to the Company of any notice of cancellation of the bond or change of coverage.

     Selling Broker-Dealer and Producer hereby assign any proceeds received from a fidelity bonding company, error and omissions or other liability coverage, to the Company or Clarendon as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Selling Broker-Dealer or Producer shall promptly pay such amounts on demand. Selling Broker-Dealer and Producer hereby indemnify and hold harmless the Company and Clarendon from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

D.   Binding Effect

     This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns provided that neither Selling Broker-Dealer nor Producer may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

E.   Regulations

     All parties agree to observe and comply with the existing laws and rule or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

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                                          10

F.   Indemnification

     The Company and Clarendon agree to indemnify and hold harmless Selling Broker-Dealer and Producer, their officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts filed pursuant to the 1933 Act, or any prospectus included as a part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature approved in writing by the Company and Clarendon pursuant to this Agreement.

     Selling Broker-Dealer and Producer agree to indemnify and hold harmless the Company and Clarendon, their officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any oral or written misrepresentation by Selling Broker-Dealer or Producer or their officers, directors, employees or agents unless such misrepresentation is contained in the registration statement for the Contracts, any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by the Company and Clarendon pursuant to this Agreement, (b) the failure of Selling Broker-Dealer or Producer or their officers, directors, employees or agents to comply with any applicable provisions of this Agreement or (c) claims by brokers or employees of Producer or Selling Broker-Dealer for payments of compensation or remuneration of any type. Selling Broker-Dealer and Producer will reimburse the Company or Clarendon or any director, officer, agent or employee of either entity for any legal or other expenses reasonable incurred by the Company, Clarendon, or such office, director, agent or employee in connection with investigating or defending any such loss, claims, damages, liability or action. This indemnity agreement will be in addition to any liability which Broker-Dealer may otherwise have.

G.   Notices

     All notices or communications shall be sent to the following address for the Company or Clarendon, or to such other address as the Company or Clarendon may request by giving written notice to the other parties:

Sun Life Assurance Co. Of Canada (U.S.) Clarendon Insurance Agency, Inc.
One Sun Life Executive Park, SC 2145    One Sun Life Executive Park, SC 1335
Wellesley Hills, MA  02181              Wellesley Hills, MA  02181

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                                          11

     All notices or communications to the Selling Broker-Dealer or Producer shall be sent to the last address known to the Company for that party, or to such other address as Selling Broker-Dealer or Producer may request by giving written notice to the other parties.

H.   Governing Law

     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

I.   Amendment of Agreement

     Clarendon may amend this Agreement upon at least ten (10) days' prior written notice to Selling Broker-Dealer and Producer. The submission of an application for the Contracts by Selling Broker-Dealer or Producer after the effective date of any such amendment shall constitute agreement to such amendment.

J.   Producer as Broker-Dealer

     Selling Broker-Dealer and Producer shall not have the other entity's authority and shall not be responsible for the other entity's duties hereunder unless Selling Broker-Dealer and Producer are the same entity, subject to their acceptance of joint and several responsibility under this Agreement. If Selling Broker-Dealer and Producer are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both Selling Broker-Dealer and Producer and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

K.   Complaints and Investigations

     The Company, Clarendon, Selling Broker-Dealer and Producer agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. The Company, Clarendon, Selling Broker-Dealer and Producer further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to the Company, Clarendon, Selling Broker-Dealer and Producer, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) Selling Broker-Dealer or Producer will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by the Company or Clarendon with respect to Selling Broker-Dealer or Producer or any Sub-broker or which may affect the Company's issuance of any contracts sold under this Agreement; and

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                                          12

     (b) Selling Broker-Dealer and Producer will promptly notify the Company and Clarendon of any customer complaint or notice of any regulatory investigation or proceeding received by Selling Broker-Dealer, Producer or their affiliates with respect to Selling Broker-Dealer, Producer or any Sub-broker in connection with any Contracts distributed under this Agreement or any activity in connection with any such policies.

     In the case of a substantive customer complaint, the Company, Clarendon, Selling Broker-Dealer and Producer will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

L.   Termination

     This Agreement may be terminated, without cause, by any party upon thirty
(30) days' prior written notice. This Agreement also may be terminated immediately if Clarendon or Selling Broker-Dealer shall cease to be a registered Broker-Dealer under the 1934 Act or a member in good standing of the NASD, or if there occurs the dissolution, bankruptcy or insolvency of Selling Broker-Dealer or Producer. Sections VI, F and K shall survive termination of this Agreement.

     Upon termination of this Agreement, Selling Broker-Dealer and Producer shall each use their best efforts to have all property of the Company and Clarendon in Selling Broker-Dealer, Producer or Sub-brokers' possession promptly returned to the Company or Clarendon, as the case may be. Such property includes illustration software, prospectuses, applications and other literature supplied by the Company or Clarendon.

M.   Exclusivity

     Selling Broker-Dealer and Producer each agree that no territory is assigned exclusively hereunder and that the Company and Clarendon reserve the right in their discretion to establish one or more agencies in any jurisdiction in which Selling Broker-Dealer and Producer transact business hereunder.

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                                          13


     This Agreement shall be effective as of___________________________________.
Sun Life Assurance Company of Canada (U.S.)  __________________________________.
                                                  (Selling Broker-Dealer)

By:___________________________________      By:________________________________.
               (Signature)                             (Signature)
Title:________________________________      Title:______________________________

Date: ________________________________      Date:_______________________________


By:___________________________________
          (Signature)
Title:________________________________

Date:_________________________________



Clarendon Insurance Agency, Inc.             ___________________________________
                                                       (Producer)

By:__________________________________       By:________________________________
          (Signature)                             (Signature)
Title:_______________________________       Title:______________________________

Date: _______________________________       Date:_______________________________


By:___________________________________
          (Signature)

Title:________________________________

Date:_________________________________



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                                     EXHIBIT A

                                   TYPES OF PLANS



*    Sun Life Corporate VUL-SM-
     (flexible premium variable universal life insurance policy)


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                                      SCHEDULE B

                           General Letter of Recommendation


     PRODUCER hereby certifies to Sun Life of Canada (U.S.) and Clarendon that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as sub-brokers submitted by PRODUCER. PRODUCER will, upon request, forward proof of compliance with same to Sun Life of Canada (U.S.) in a timely manner.

     1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as a sales representative for Sun Life of Canada (U.S.) to hold himself out in good faith to the general public. We vouch for each applicant.

     2. We have on file a B-300, B-301, or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative with our NASD member firm.

          The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

     3. We certify that all educational requirements have been met for the specific state each applicant is requesting a license in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

     4. If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to Sun Life of Canada (U.S.) are those of the applicant and the securities registration is a true copy of the original.

     5. We hereby warrant that the applicant is not applying for a license with Sun Life of Canada (U.S.) in order to place insurance chiefly and solely on his life or property, lives or property of his relatives, or property or liability of his associates.

     6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.


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     7.   We will not permit any applicant to transact insurance until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, or solicit business in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received. We acknowledge that the applicant, when licensed, shall be a broker for Sun Life of Canada (U.S.) and not an agent or sub-agent of Sun Life of Canada (U.S.).